Exhibit 10.1

August 12, 2026

Dear Fred:

On behalf of the Board of Directors (the “Board”) of Kaiser Aluminum Corporation (the “Company”), we are delighted to extend to you an offer of employment as Chief Executive Officer (“CEO”) and President of the Company, reporting directly to the Board. The following outlines the general terms of the Company’s offer:

Effective Date: You are expected to commence employment as CEO and President on November 1, 2026 (the date your employment actually begins, the “Effective Date”).

Board Membership: As of the Effective Date, you will be appointed as a Class III director with a term expiring at the Company’s 2027 annual meeting of stockholders. You will not receive additional compensation for your service as a member of the Board. While you remain CEO and President, the Company will continue to recommend that you be elected as a member of the Board at future annual meetings of stockholders. You will resign from the Board upon termination of employment if requested by the Board.

Base Salary: Your initial annual base salary will be $1,150,000. Your base salary will be paid in accordance with the Company’s normal payroll practices, and, beginning in 2028, will be subject to annual review and possible increase in the ordinary course of business in connection with the Company’s annual compensation review process.

Short-Term Incentive: During each fiscal year in which you are employed by the Company, you will be eligible to participate in the Company’s short-term cash incentive compensation program as in effect from time to time (“STI”). Your initial STI target award will be $1,440,000. Your STI award for fiscal 2026 will be prorated based on the period from August 17, 2026 through December 31, 2026. Any STI award will generally be earned based on the achievement of performance objectives determined by the Board or an appropriate committee thereof and will be subject to the terms of the applicable STI program.

Long-Term Incentive: On the Effective Date, you will receive a grant of restricted stock units (“RSUs”) with a target grant date value of $3,767,000, subject to approval by the Board or an appropriate committee thereof, which will generally vest on March 5, 2029, subject to your continued employment through the vesting date. This RSU award, which will represent your long-term incentive (“LTI”) compensation for 2026, will be subject to the terms of the applicable award agreement and the Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan, as amended or amended and restated from time to time or its successor (the “Plan”).

For fiscal 2027, you will be eligible to receive an LTI award with an aggregate target grant date value of $4,430,000, subject to approval by the Board or an appropriate committee thereof. Any LTI award granted to you will be otherwise subject to the terms and conditions of the applicable award agreements and the Plan. LTI grants are currently in the form of (a) RSUs (approximately 50% of total LTI award) that generally cliff vest on the third anniversary of the grant date and (b) performance shares (approximately 50% of total LTI award at the target performance level) that vest based on the Company’s performance against certain metrics over three-year performance periods. The Company reserves the right to change the terms of its LTI program at any time.

Sign-on RSU Grant: Your offer includes a special, one-time grant of RSUs (the “Sign-on Grant”) with a target grant date value of $2,000,000, subject to approval by the Board or an appropriate committee thereof, to be effective on the Effective Date. Fifty percent (50%) of the Sign-on Grant will generally vest on the first anniversary of the Effective Date, and the remaining fifty percent (50%) of the Sign-on Grant will generally vest on the second anniversary of the Effective Date. The Sign-on Grant will be subject to the terms of the applicable award agreement and the Plan.

Relocation: You will relocate your principal residence to within fifty (50) miles of the Company’s corporate office in Franklin, TN within 12 months after the Effective Date. You will be eligible to receive the benefits and reimbursements available to Company employees under the Kaiser Aluminum Transferred Employee Relocation Policy, including certain payments intended to compensate you for costs and expenses incurred in connection with the sale of your primary residence, if applicable. However, you will be permitted an extension of the expiration of the relocation benefits until you move your personal goods following the sale of your residence in Illinois. In addition, the Company will reimburse your reasonable costs of travel to and from your residence in Illinois to Franklin, TN prior to the relocation of your principal residence.

Benefits: You will be entitled to participate in all employee benefit plans or programs of the Company generally available to any of its senior level executive employees, subject to the terms of such programs as in effect from time to time.

Business Expense Reimbursements: While you are employed by the Company, the Company agrees to reimburse you for all reasonable and necessary business expenses incurred by you in connection with the performance of your duties and services to the Company, in accordance with the Company's policies in effect from time to time, and subject to the Company's requirements applicable generally with respect to reporting and documentation of such expenses. If any reimbursements provided by the Company pursuant to this offer letter would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, such reimbursements will be subject to the following rules: (i) the amounts to be reimbursed shall be determined pursuant to the terms of the applicable policy and shall be limited to your lifetime and the lifetime of your eligible dependents; (ii) the amounts eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) your right to a reimbursement is not subject to liquidation or exchange for cash or another benefit.

Vacation: You will accrue twenty-five (25) days of vacation per year.

Severance Plan: You will be eligible to participate in the Kaiser Aluminum Corporation Key Employee Severance Benefit Plan, as amended or amended and restated from time to time (the “Severance Plan”), subject to your execution of a Participation Notice in accordance with the terms of the Severance Plan. A copy of the Severance Plan, which has been amended to provide for newly enhanced severance benefits that will be applicable to you in your role as CEO and President, has been provided to you.

Tax Withholding: You are responsible for all federal, state, city or other taxes imposed on compensation and benefits provided pursuant to or otherwise related to your employment. The Company shall withhold from any amounts payable to you all federal, state, city or other taxes as the Company or its affiliates are required to withhold. The Company is not obligated to guarantee any particular tax result for you.

Conditions of Employment: This offer and your employment are contingent upon successful completion of the pre-employment process and your representation and warranty that you have full authority to enter into employment with the Company and are not subject to any contractual or other restriction or obligation (including any confidentiality, non-compete, or non-solicitation agreement with a prior employer) that would prohibit or materially interfere with your ability to accept this offer or perform your duties as CEO and President. The Company may revoke this offer if any of these conditions are not satisfied.

At Will Employment: The Board reserves the right to modify the terms of your employment at any time, and your employment with the Company is “at will”, which means that either you or the Company may terminate the relationship at any time, subject to the applicability of the Severance Plan.

Governing Law: This letter and all questions arising in connection herewith shall be subject to and governed by the laws of the State of Tennessee.

As we discussed, the Board is very excited about this opportunity for you and for the Company, its stockholders and all of its other stakeholders. If you have any questions at all, please let us know.

If you do not have any questions, please return a signed copy of this letter to Jennifer Preston Jennifer.Preston@kaiseraluminum.com at your earliest convenience.

Sincerely,

/s/ Keith A. Harvey	/s/ Fred Stephan
Keith A. Harvey
President, CEO and Chairman	Fred Stephan
Date: August 12, 2026